Exhibit 10.01

EXECUTION COPY

AMENDED AND RESTATED

CREDIT AND GUARANTY AGREEMENT

dated as of February 13, 2007

among

EDUCATION MANAGEMENT LLC,

EDUCATION MANAGEMENT HOLDINGS LLC,

CERTAIN SUBSIDIARIES OF EDUCATION MANAGEMENT HOLDINGS LLC,

as Guarantors,

THE DESIGNATED SUBSIDIARY BORROWERS

REFERRED TO HEREIN,

VARIOUS LENDERS,

CREDIT SUISSE SECURITIES (USA) LLC,

as Syndication Agent,

and

BNP PARIBAS,

as Administrative Agent and Collateral Agent

$1,479,075,000 Senior Secured Credit Facilities

CREDIT SUISSE SECURITIES (USA) LLC

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arrangers and Bookrunners

4.7. No Default	72
4.8. Ownership of Property; Liens	72
4.9. Environmental Compliance	72
4.10. Taxes	73
4.11. ERISA Compliance	73
4.12. Subsidiaries; Equity Interests	73
4.13. Margin Regulations; Investment Company Act	74
4.14. Disclosure	74
4.15. Intellectual Property; Licenses, Etc.	74
4.16. Solvency	75
4.17. Subordination of Junior Financing	75
4.18. Labor Matters	75
4.19. Collateral Documents	75
4.20. Patriot Act	75

SECTION 5. AFFIRMATIVE COVENANTS	75
5.1. Financial Statements	75
5.2. Certificates; Other Information	77
5.3. Notices	78
5.4. Payment of Obligations	79
5.5. Preservation of Existence, Etc.	79
5.6. Maintenance of Properties	79
5.7. Maintenance of Insurance	79
5.8. Compliance with Laws	80
5.9. Books and Records	80
5.10. Inspection Rights	80
5.11. Compliance with Environmental Laws	81
5.12. Subsidiaries	81
5.13. Additional Material Real Estate Assets	81
5.14. Further Assurances	81
5.15. Survey of Closing Date Mortgaged Property	82

SECTION 6. NEGATIVE COVENANTS	82
6.1. Liens	82
6.2. Investments	85
6.3. Indebtedness	87
6.4. Fundamental Changes	90
6.5. Dispositions	91
6.6. Restricted Payments	93
6.7. Change in Nature of Business	95
6.8. Transactions with Affiliates	95
6.9. Burdensome Agreements	96
6.10. Financial Covenants	97
6.11. Accounting Changes	98
6.12. Prepayments, Etc. of Indebtedness; Amendment of Agreements	98
6.13. Equity Interests of Company and Subsidiaries	98
6.14. Holding Company	98

6.15. Capital Expenditures	99
6.16. Interest Rate Protection	99

SECTION 7. GUARANTY	100
7.1. Guaranty of the Obligations	100
7.2. Contribution by Guarantors	100
7.3. Payment by Guarantors	100
7.4. Liability of Guarantors Absolute	101
7.5. Waivers by Guarantors	103
7.6. Guarantors’ Rights of Subrogation, Contribution, etc.	103
7.7. Subordination of Other Obligations	104
7.8. Continuing Guaranty	104
7.9. Authority of Guarantors or Borrowers	104
7.10. Financial Condition of Borrowers	104
7.11. Bankruptcy, etc.	105
7.12. Discharge of Guaranty Upon Sale of Guarantor	105

SECTION 8. EVENTS OF DEFAULT AND REMEDIES	106
8.1. Events of Default	106
8.2. Remedies Upon Event of Default	108
8.3. Company’s Right to Cure	108

SECTION 9. AGENTS	109
9.1. Appointment of Agents	109
9.2. Powers and Duties	109
9.3. General Immunity	110
9.4. Agents Entitled to Act as Lender	111
9.5. Lenders’ Representations, Warranties and Acknowledgment	111
9.6. Right to Indemnity	112
9.7. Successor Administrative Agent, Collateral Agent and Swing Line Lender	112
9.8. Collateral Documents and Guaranty	113

SECTION 10. MISCELLANEOUS	114
10.1. Notices	114
10.2. Expenses	114
10.3. Indemnity	115
10.4. Set-Off	116
10.5. Amendments and Waivers	116
10.6. Successors and Assigns; Participations	118
10.7. Independence of Covenants	121
10.8. Survival of Representations, Warranties and Agreements	121
10.9. No Waiver; Remedies Cumulative	122
10.10. Marshalling; Payments Set Aside	122
10.11. Severability	122
10.12. Obligations Several; Independent Nature of Lenders’ Rights	122
10.13. Headings	122

10.14. APPLICABLE LAW	122
10.15. CONSENT TO JURISDICTION	123
10.16. WAIVER OF JURY TRIAL	123
10.17. Confidentiality	124
10.18. Usury Savings Clause	124
10.19. Counterparts	125
10.20. Effectiveness	125
10.21. Patriot Act	125
10.22. Electronic Execution of Assignments	125
10.23. Public-Side Lenders	125
10.24. Amendment and Restatement	126
10.25. Reaffirmation and Grant of Security Interests	127

v

APPENDICES:	A-1	Tranche C Term Loan Commitments
	A-2	Revolving Commitments
	B	Notice Addresses
	C	Original Sections 3.1(g) and 3.1(h)

SCHEDULES:	3.1(g)	Closing Date Mortgaged Properties
	4.1	Jurisdictions of Organization
	4.9	Environmental Matters
	4.10	Taxes
	4.11	ERISA Compliance
	4.12	Subsidiaries and Other Equity Investments
	6.1(b)	Existing Liens
	6.2(f)	Existing Investments
	6.3(b)	Existing Indebtedness
	6.5(l)	Dispositions
	6.8	Transactions with Affiliates
	6.9	Existing Restrictions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Tranche C Term Loan Note
	B-2	Revolving Loan Note
	B-3	Swing Line Note
	C	Compliance Certificate
	D	Opinions of Counsel
	E	Assignment Agreement
	F	Certificate Re Non-bank Status
	G-1	Effective Date Certificate
	G-2	Solvency Certificate
	H	Pledge and Security Agreement
	I	Mortgage
	J	Counterpart Agreement
	K	Intercompany Note
	L	Joinder Agreement
	M	Election to Participate
	N	Election to Terminate

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

This AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of February 13, 2007, is entered into by and among EDUCATION MANAGEMENT LLC, a Delaware limited liability company (“Company”), EDUCATION MANAGEMENT HOLDINGS LLC, a Delaware limited liability company (“Holdings”), CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Designated Subsidiary Borrowers party hereto from time to time (together with Company, “Borrowers”), the Lenders party hereto from time to time, CREDIT SUISSE SECURITIES (USA) LLC (“Credit Suisse”), as Syndication Agent (in such capacity, “Syndication Agent”), and BNP PARIBAS (“BNP”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, simultaneously with the consummation of the Transaction, Company, Holdings and certain subsidiaries of Holdings entered into that certain Credit and Guaranty Agreement, dated as of June 1, 2006 (as heretofore amended, supplemented or otherwise modified from time to time, the “Original Credit Agreement”), with the lenders party thereto from time to time (the “Original Lenders”), Credit Suisse, as syndication agent, BNP, as administrative agent and collateral agent, and Merrill Lynch Capital Corporation and Bank of America, N.A., as documentation agents, pursuant to which the Original Lenders extended or committed to extend certain credit facilities to the Borrowers;

WHEREAS, immediately prior to the Effective Date, Tranche B Term Loans (as defined in the Original Credit Agreement) in the aggregate principal amount of $1,179,075,000 were outstanding under the Original Credit Agreement (the “Original Term Loans”);

WHEREAS, Company desires to amend and restate the Original Credit Agreement in its entirety to, among other things, provide for new senior secured term loans to Company in an aggregate principal amount of $1,179,075,000, which shall be used to repay in full the Original Term Loans;

WHEREAS, Company has requested that the Original Lenders amend and restate the Original Credit Agreement in its entirety and that the Lenders make available the Tranche C Term Loans and other extensions of credit to Borrowers, in each case, as set forth in this Agreement;

WHEREAS, the Lenders are willing to provide the Tranche C Term Loans and other extensions of credit, and the Original Lenders are willing to amend and restate the Original Credit Agreement, in each case, subject to the terms and conditions of this Agreement;

WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Equity Interests in each of its Included Domestic Subsidiaries and 66% of all the Equity Interests in each of its Foreign Subsidiaries;

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrowers hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests in each of their respective Included Domestic Subsidiaries (including Borrower) and 66% of all the Equity Interests in each of their respective Foreign Subsidiaries; and

WHEREAS, the parties hereto intend that that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Original Credit Agreement and that this Agreement amend and restate in its entirety the Original Credit Agreement and re-evidence the Obligations outstanding on the Effective Date as contemplated hereby;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (a) (i) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by [name of Issuing Bank] for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent, Syndication Agent, Arrangers and Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Amended and Restated Credit and Guaranty Agreement, dated as of February 13, 2007, as it may be amended, supplemented or otherwise modified from time to time.

“Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean (a) with respect to Tranche C Term Loans that are Eurodollar Rate Loans, (i) from the Effective Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending December 31, 2006, 2.00% per annum and (ii) thereafter, 2.00% per annum, which shall be reduced to 1.75% per annum if (x) the Total Leverage Ratio then in effect is less than 5.50:1 or (y) the credit facilities provided hereunder have ratings of at least B1 from Moody’s and at least B+ from S&P; (b) with respect to Tranche C Term Loans that are Base Rate Loans, an amount equal to (i) the Applicable Margin for Eurodollar Rate Loans as set forth in clause (a)(i) or (a)(ii) above, as applicable, minus (ii) 1.00% per annum; (c) with respect to Revolving Loans that are Eurodollar Rate Loans and the Applicable Revolving Commitment Fee Percentage, (i) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending December 31, 2006, a percentage, per annum, determined by reference to the following table as if the Total Leverage Ratio then in effect were 6.00:1.00 and (ii) thereafter, a percentage, per annum, determined by reference to the Total Leverage Ratio in effect from time to time as set forth below:

Total Leverage Ratio	Applicable Margin for Revolving Loans	Applicable Revolving Commitment Fee Percentage
≥ 6.00:1.00	2.25%	0.50%
< 6.00:1.00 ≥ 5.00:1.00	2.00%	0.50%
< 5.00:1.00 ≥ 4.00:1.00	1.75%	0.375%
< 4.00:1.00	1.50%	0.375%

and (d) with respect to Swing Line Loans and Revolving Loans that are Base Rate Loans, an amount equal to (i) the Applicable Margin for Eurodollar Rate Loans as set forth in clause (c)(i) or (c)(ii) above, as applicable, minus (ii) 1.00% per annum. No change in the Applicable Margin or the Applicable Revolving Commitment Fee Percentage shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.2(b) calculating the Total Leverage Ratio. At any time Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.2(b), the Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be determined as if the Total Leverage Ratio were in excess of 6.00:1.00. Within one Business Day of receipt of the applicable information under Section 5.2(b), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin and the Applicable Revolving Commitment Fee Percentage in effect from such date.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Arrangers” means, collectively, Credit Suisse and GSCP in their capacities as joint lead arrangers and bookrunners for the credit facilities provided hereunder.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than a Credit Party), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Interests in any of Holdings’ Subsidiaries, other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) sales of assets in one transaction or a series of related transactions for consideration of less than $1,000,000, and (iii) sales of other assets for aggregate consideration of less than $5,000,000 in the aggregate during any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

“BNP” as defined in the preamble hereto.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States, or any successor thereto.

“Borrowers” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property, plant and equipment” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) expenditures that constitute any part of Consolidated Lease Expense, (iv) expenditures that are accounted for as capital expenditures by Holdings or any Subsidiary and that actually are paid for by a Person other than Holdings or any Subsidiary and for which neither Holdings nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (v) the book value of any asset owned by Holdings or any Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vi) expenditures that constitute Permitted Acquisitions or (vii) the purchase of plant, property or equipment to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Term Loans pursuant to Section 2.14.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or any member nation of the European Union or (ii) issued by any agency of the United States or any member nation of the European Union, the obligations of which are backed by the full faith and credit of the United States or such member nation of the European Union, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or by any foreign government having an investment grade rating from either S&P or Moody’s, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Cash Management Obligations” means obligations owed by Holdings, Company or any of its Subsidiaries to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by Holdings, Company or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means, at any time, (a) (i) prior to the consummation of a Qualifying IPO of Holdings or any direct or indirect parent of Holdings, including without limitation, Education Management (each of Holdings and any such parent, a “Parent”), the Sponsors shall cease to beneficially own and control at least 51% on a fully diluted basis of the voting interests in the Equity Interests of each such Parent and (ii) after the consummation of a Qualifying IPO of any Parent, the Sponsors shall cease to beneficially own and control on a fully diluted basis at least 35% of the voting interests in the Equity Interests of such Parent; (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Sponsors (i) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in the Equity Interests of such Parent, and the percentage of the voting interest in the Equity Interests of such Parent acquired by such person or group exceeds, in the aggregate, the percentage held by the Sponsors taken as a whole or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of such Parent; (c) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of any Parent shall cease to be occupied by Persons who either (i) were members of the board of directors of such Parent on the Closing Date (after giving effect to the Transaction) or (ii) were nominated for election by the board of directors of such Parent, a majority of whom were directors on the Closing Date (after giving effect to the Transaction) or whose election or nomination for election was previously approved by a majority of such directors; (d) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the voting interests in the Equity Interests of Company; or (e) any “change of control” (or any comparable term) in the Senior Notes Indenture or the Senior Subordinated Notes Indenture.

“Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders having Tranche C Term Loan Exposure, (ii) Lenders having Revolving Exposure (including Swing Line Lender) and (iii) Lenders having New Term Loan Exposure of each applicable Series, and (b) with respect to Loans, each of the following classes of Loans: (i) Tranche C Term Loans, (ii) Revolving Loans (including Swing Line Loans) and (iii) each Series of New Term Loans.

“Closing Date” means the date of the initial Credit Extension under the Original Credit Agreement, which occurred on June 1, 2006.

“Closing Date Mortgaged Property” as defined in Original Section 3.1(g).

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Company” as defined in the preamble hereto.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities,

(ii) provision for taxes based on income, profits or capital of Holdings and its Subsidiaries, including state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes paid or accrued during such period,

(iii) depreciation and amortization,

(iv) other non-cash charges, including non-cash asset impairment charges and write-offs (but excluding any non-cash charge to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period),

(v) severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,

(vi) restructuring charges or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure or consolidation of facilities),

(vii) other unusual or non-recurring charges during such period identified in reasonable detail in the applicable Compliance Certificate,

(viii) any losses attributable to minority interests,

(ix) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors,

(x) any costs or expenses incurred by Holdings or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests),

(xi) cash fees and expenses incurred in connection with the Transaction,

(xii) any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with the Transaction or any Investment permitted under Section 6.2, and

(xiii) any non-cash compensation costs or expenses under Statement of Financial Accounting Standards No 123(R), “Share Based payment”, pursuant to any management equity plan or stock option plan or any other employee benefit plan or agreement or any stock or shareholder agreement, less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) unusual or non-recurring gains,

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period),

(iii) gains on asset sales (other than asset sales in the ordinary course of business),

(iv) any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and

(v) all gains attributable to minority interests.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (a) the sum, without duplication, of the amounts for such period of (i) Consolidated EBITDA, plus (ii) the Consolidated Working Capital Adjustment, minus (b) the sum, without duplication, of the amounts for such period of (i) repayments of Indebtedness for borrowed money (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.14(a) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (1) all other prepayments of Term Loans and (2) all repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments), (ii) Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures), other than Capital Expenditures financed with Cumulative Excess Cash Flow that is Not Otherwise Applied pursuant to Section 6.15(a)(y), (iii) Consolidated Interest Expense, (iv) provisions for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period and (v) the amount of Investments and acquisitions made during such period pursuant to Section 6.2 (other than Section 6.2(a)) to the extent that such Investments and acquisitions were financed with internally generated cash flow of Holdings and its Subsidiaries, (vi) cash payments by Holdings and its Subsidiaries during such period in respect of long-term liabilities of Holdings and its Subsidiaries other than Indebtedness, and (vii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and its Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capitalized Leases in accordance with GAAP and capitalized interest), net of cash interest income, of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Swap Agreements, but excluding, however, (i) any amount not payable in cash and (ii) any amounts referred to in Section 2.11(d) payable on or before the Closing Date.

“Consolidated Lease Expense” means, for any period, all rental expenses of Holdings and its Subsidiaries during such period under operating leases for real or personal property, excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and related to periods prior to such acquisition and (c) all obligations under Capitalized Leases, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, (a) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) (i) the income (or loss) of any entity (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest to the extent that the declaration or payment of dividends or similar distributions by such entity of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, governmental regulation or Education Law applicable to such entity, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (iii) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, governmental regulation or Education Law applicable to that Subsidiary, and (iv) (to the extent not included in clauses (i) through (iii) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of Holdings and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 6.1 and Liens permitted by Section 6.1(s) and clauses (i) and (ii) of Section 6.1(t)) that are included in the consolidated balance sheet of Holdings and its Subsidiaries as of such date.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and Letter of Credit Usage to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Continuing Lender” means each Original Lender that has delivered a Lender Consent Letter agreeing to convert all of the Original Term Loans made by such Original Lender to Tranche C Term Loans.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributing Guarantors” as defined in Section 7.2.

“Control” as set forth in the definition of “Affiliate.”

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit J delivered by a Credit Party pursuant to Section 5.12.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any documents or certificates executed by Borrower in favor of Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means each Person (other than any Agent, Issuing Bank or any Lender or any other representative thereof) from time to time party to a Credit Document.

“Credit Suisse” as defined in the preamble hereto.

“Cumulative Excess Cash Flow” as defined in Section 6.6(i).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time specified therein, or both, would be an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section 2.22.

“Defaulting Lender” as defined in Section 2.22.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Company or a Subsidiary in connection with a Disposition pursuant to Section 6.5(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Designated Subsidiary Borrower” means any Qualified Subsidiary as to which an Election to Participate shall have been delivered to Administrative Agent in accordance with Section 2.25; provided that the status of any of the foregoing as a Designated Subsidiary Borrower shall terminate if and when an Election to Terminate is delivered to Administrative Agent in accordance with Section 2.25.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date of the Term Loans.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Education Laws” as defined in Section 5.8.

“Education Management” means Education Management Corporation, a Pennsylvania corporation.

“Effective Date” means February 13, 2007, the date on which the conditions precedent set forth in Section 3.1 shall have been satisfied or waived.

“Effective Date Certificate” means an Effective Date Certificate substantially in the form of Exhibit G-1.

“Election to Participate” means an Election to Participate substantially in the form of Exhibit M hereto.

“Election to Terminate” means an Election to Terminate substantially in the form of Exhibit N hereto.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans; provided, no Affiliate of (x) Holdings or (y) any Sponsor shall be an Eligible Assignee.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contributions” means, collectively, (a) the contribution by the Equity Investors on or prior to the Closing Date of an aggregate amount of cash of not less than 27.5% of the total capitalization of Holdings and its Subsidiaries on a consolidated basis (excluding for the avoidance of doubt any Letters of Credit issued on the Closing Date) to EM Acquisition Corporation, Holdings or one or more direct or indirect holding company parents of Holdings, and (b) the further contribution to Company of any portion of such cash contribution proceeds not directly received by Company or used by Holdings to pay Transaction Expenses.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Investors” means the Sponsors and the Management Stockholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Credit Party within the meaning of Section 414 of the Internal Revenue Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Credit Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiary” means (a) any Subsidiary that directly owns or operates a school and as such is restricted by applicable Law or applicable accreditation requirements or other Education Laws from guaranteeing the Obligations, (b) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary and (c) any inactive Subsidiary having less than $100,000 of assets.

“Existing Indebtedness” means Indebtedness and other obligations outstanding under that certain Second Amended and Restated Credit Agreement dated as of August 18, 2003 between Education Management and the lenders and agents party thereto, as amended prior to the Closing Date.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Fair Share” as defined in Section 7.2.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to a whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Lien permitted pursuant to Section 6.1.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on June 30 of each calendar year, subject to Section 6.11.

“Forecasts” as defined in Section 4.5(c).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” means all Indebtedness of Holdings and its Subsidiaries on a consolidated basis for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“Funding Default” as defined in Section 2.22.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“GSCP” as defined in the preamble hereto.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guarantors” means each of Holdings, Company (in the case of Obligations of the Designated Subsidiary Borrowers) and each other Domestic Subsidiary of Holdings (other than Excluded Subsidiaries and the relevant Designated Subsidiary Borrower in the case of its Obligations).

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened

Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of a consolidated balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Holdings and its Subsidiaries as at the most recently ended Fiscal Quarter, consisting of a consolidated balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer or treasurer of Company that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Holdings” as defined in the preamble hereto.

“Holdings Restricted Payments Election” as defined in Section 6.6(c).

“Included Domestic Subsidiary” means a Domestic Subsidiary that is not an Excluded Subsidiary.

“Increased Amount Date” as defined in Section 2.24.

“Increased-Cost Lenders” as defined in Section 2.23.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Agreement;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of Holdings and its Subsidiaries, exclude all Indebtedness of a Credit Party having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary of business consistent with past practice. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Installment” as defined in Section 2.12.

“Intercompany Note” means a global promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among the Credit Parties.

“Interest Coverage Ratio” means, with respect to Holdings and its Subsidiaries on a consolidated basis, as of the end of any fiscal quarter of Holdings for the Test Period ending on such date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months (or nine- or twelve-months if available to all Lenders), as selected by a Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Subsidiaries, loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made to a Credit Party in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means BNP as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity.

“Joinder Agreement” means an agreement substantially in the form of Exhibit L.

“Junior Financing” as defined in Section 6.12.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.

“Lender Consent Letters” means the lender consent letters authorizing the amendment and restatement of the Original Credit Agreement and, in the case of any Continuing Lender, the conversion of all of the Original Term Loans held by such Lender to a Tranche C Term Loan.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Swap Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Swap Agreement, ceases to be a Lender).

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Sublimit” means the lesser of (i) $175,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Borrower.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means a Tranche C Term Loan, a Revolving Loan, a Swing Line Loan and a New Term Loan.

“Management Stockholders” means the members of management of Company or its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of any Borrower or the Credit Parties (taken as a whole) to perform their respective payment obligations under any Credit Document to which any Borrower or any of the Credit Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under any Credit Document.

“Material Real Estate Asset” means any fee interest owned by any Credit Party in any real property having a fair market value in excess of $2,500,000 as of the date of the acquisition thereof.

“Merger” means the merger of EM Corporation Acquisition with and into Education Management pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated as of March 3, 2006 between Education Management and EM Acquisition Corporation.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Credit Parties in favor or for the benefit of Administrative Agent on behalf of the Lenders substantially in the form of Exhibit I (with such changes as may be customary to account for local Law matters), and any other mortgages executed and delivered pursuant to Section 5.13.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (a) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (b) any bona fide direct costs incurred in connection with such Asset Sale, including (i) income or gains taxes payable by the seller (or a direct or indirect parent of such seller) as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (iii) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale.

“Net Cash Proceeds” means, (a) with respect to any Asset Sale, the Net Asset Sale Proceeds, (b) with respect to any Casualty Event, the Net Insurance/Condemnation Proceeds, and (c) with respect to any issuance of Equity Interests or any incurrence of Indebtedness, the cash proceeds from such issuance or incurrence, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any cash payments or proceeds received by Holdings or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“New Notes” means the Senior Notes and Senior Subordinated Notes.

“New Notes Documentation” means the New Notes, and all documents executed and delivered with respect to the New Notes, including the Senior Notes Indenture and the Senior Subordinated Notes Indenture.

“New Revolving Loan Commitments” as defined in Section 2.24.

“New Revolving Loan Lender” as defined in Section 2.24.

“New Revolving Loans” as defined in Section 2.24.

“New Term Loan Commitments” as defined in Section 2.24.

“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

“New Term Loan Lender” as defined in Section 2.24.

“New Term Loan Maturity Date” means the date that New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“New Term Loans” as defined in Section 2.24.

“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-US Lender” as defined in Section 2.20(c).

“Note” means a Tranche C Term Loan Note, a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/ Continuation Notice.

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event or of Consolidated Excess Cash Flow, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.14, and (b) was not previously applied in determining the permissibility of a transaction under the Credit Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose (including without limitation, (i) Investments pursuant to Section 6.2, (ii) Restricted Payments to Holdings pursuant to Section 6.6 (or loans or advances to Holdings in lieu thereof pursuant to Section 6.2(m)), (iii) prepayments, repurchases or redemptions of any Junior Financing pursuant to Section 6.12) and (iv) Capital Expenditures pursuant to Section 6.15). Company shall promptly notify Administrative Agent of any application of such amount as contemplated by (b) above.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party and its Subsidiaries arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) obligations of any Credit Party and its Subsidiaries arising under any Swap Agreement with a Lender Counterparty and (c) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and of their Subsidiaries to the extent they have obligations under the Credit Documents) include (i) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, indemnities and other amounts payable by any Credit Party or its Subsidiaries under any Credit Document and (ii) the obligation of any Credit Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Credit Party or such Subsidiary.

“Obligee Guarantor” as defined in Section 7.7.

“Original Sections 3.1(g) and 3.1(h)” mean Sections 3.1(g) and 3.1(h) of the Original Credit Agreement, which Sections are set forth in Annex C hereto.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Credit Agreement” has the meaning provided in the recitals to this Agreement.

“Original Lenders” has the meaning provided in the recitals to this Agreement.

“Original Term Loans” has the meaning provided in the recitals to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means a certificate in form satisfactory to Collateral Agent that provides information relating to UCC filings of each Credit Party.

“Permitted Acquisition” means any acquisition by Company or any of its wholly owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, 90% or more of the Equity Interests in or a business line or unit or a division of, any Person; provided,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Equity Interests, 90% or more of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law not to exceed 5% of the outstanding Equity Interests) acquired or otherwise issued by such Person or any newly formed Subsidiary of Company in connection with such acquisition shall be owned by Company or a Guarantor Subsidiary thereof (any such Person or newly formed Subsidiary that is not Wholly Owned by Company after such acquisition is referred to as an “Acquired Non-Wholly-Owned Subsidiary”), and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Sections 5.12 and/or 5.13, as applicable;

(iv) Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.10 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.10(c));

(v) Company shall have delivered to Administrative Agent (A) on or prior to the date such proposed acquisition is consummated, (1) a Compliance Certificate evidencing compliance with Section 6.10 as required under clause (iv) above and (2) with respect to any acquisition with consideration exceeding $15,000,000, all other relevant financial information with respect to such acquired assets to the extent available to the Credit Parties, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.10 and (B) promptly upon request by

Administrative Agent, a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent); and

(vi) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which Company and/or its Subsidiaries are engaged as of the Closing Date.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings to the extent permitted hereunder.

“Permitted Holdings Debt” as defined in Section 6.3(p).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.3(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.3(e), at the time thereof, no Event of Default shall have occurred and be continuing, and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 6.3(b), 6.3(r) or 6.12(a), (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Credit Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Company has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless Administrative Agent notifies Company within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Credit Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Company and each Guarantor substantially in the form of Exhibit H, as it may be amended, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender.

“Pro Forma Balance Sheet” as defined in Section 4.5(a)(ii).

“Pro Forma Financial Statements” as defined in Section 4.5(a)(ii).

“Projections” as defined in Section 5.1(c).

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Tranche C Term Loan of any Lender, the percentage obtained by dividing (i) the Tranche C Term Loan Exposure of that Lender by (ii) the aggregate Tranche C Term Loan Exposure of all Lenders; (b) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (i) the Revolving Exposure of that Lender by (ii) the aggregate Revolving Exposure of all Lenders; and (c) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (i) the New Term Loan Exposure of that Lender with respect to that Series by (ii) the aggregate New Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Tranche C Term Loan Exposure, the Revolving Exposure and the

New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Tranche C Term Loan Exposure, the aggregate Revolving Exposure and the aggregate New Term Loan Exposure of all Lenders.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Non-Wholly-Owned Subsidiary” means (a) any Acquired Non-Wholly-Owned Subsidiary (as defined in clause (iii) of the definition of “Permitted Acquisitions”), provided that (i) such Subsidiary is acquired after the Closing Date in accordance with Section 6.2(i) and (ii) Company and its Wholly Owned Subsidiaries own no less than the percentage of the outstanding Equity Interests of such Subsidiary owned by them on the date such Subsidiary is acquired pursuant to Section 6.2(i) and (b) any Subsidiary that is formed by Company or any of its Subsidiaries after the Closing Date, provided that (i) Company and its Wholly Owned Subsidiaries own at least 90% of the outstanding Equity Interests of such Subsidiary (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law not to exceed 5% of the outstanding Equity Interests of such Subsidiary) and (ii) such Subsidiary is not formed in connection with, or used in, the acquisition (whether by purchase, merger or otherwise) of all or substantially all of the assets of, 90% or more of the Equity Interests in or a business line or unit or a division of, any Person.

“Qualified Subsidiary” means any Subsidiary of Company (other than any Excluded Subsidiary) that satisfies the following criteria: (a) the jurisdiction of organization or incorporation of such Subsidiary is the United States of America (or any State thereof or the District of Columbia) and (b) such Subsidiary is a wholly owned Subsidiary of Company.

“Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Refunded Swing Line Loans” as defined in Section 2.3(b)(iv).

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Reimbursement Date” as defined in Section 2.4(d).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.23.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Prepayment Date” as defined in Section 2.15(c).

“Requisite Lenders” means one or more Lenders having or holding Tranche C Term Loan Exposure, New Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Tranche C Term Loan Exposure of all Lenders, (ii) the aggregate Revolving Exposure of all Lenders and (iii) the aggregate New Term Loan Exposure of all Lenders; provided that the Tranche C Term Loan Exposure, New Term Loan Exposure and Revolving Exposure of, and the portion of the aggregate Tranche C Term Loan Exposure, aggregate New Term Loan Exposure and aggregate Revolving Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in Holdings, Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings or Company’s stockholders, partners or members (or the equivalent Persons thereof).

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement or Joinder Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $300,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) October 3, 2006, if the Term Loans are not made on or before that date; (ii) the sixth anniversary of the Closing Date, (iii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b), and (iv) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.2(a) and/or Section 2.24.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“Rollover Amount” as defined in Section 6.15(b).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Notes” means $375,000,000 in aggregate principal amount of Company’s 8.75% senior unsecured notes due 2014.

“Senior Notes Indenture” means the Indenture for the Senior Notes, dated as of June 1, 2006.

“Senior Subordinated Notes” means $385,000,000 in aggregate principal amount of Company’s 10.25% senior subordinated notes due 2016.

“Senior Subordinated Notes Indenture” means the Indenture for the Senior Subordinated Notes, dated as of June 1, 2006.

“Series” as defined in Section 2.24.

“Settlement Service” as defined in Section 10.6(d).

“Solvency Certificate” means a Solvency Certificate of the chief financial officer or treasurer of Holdings substantially in the form of Exhibit G-2.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsors” means Goldman Sachs Capital Partners, Providence Equity Partners Inc., Leeds Equity Partners, and their respective Affiliates, but not including, however, any portfolio companies of any of the foregoing.

“Sponsor Management Agreement” means the Management Agreement between certain of the management companies associated with the Sponsors and Company.

“Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsors and their Affiliates in the event of either a Change of Control or the completion of a Qualifying IPO.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Holdings.

“Successor Company” as defined in Section 6.4(d).

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means BNP in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to Borrower pursuant to Section 2.3.

“Swing Line Note” means a promissory note in the form of Exhibit B-3, as it may be amended, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $20,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Syndication Agent” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding imposed by any Governmental Authority; provided, “Tax on the overall net income” of a Person shall mean a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Term Loan” means a Tranche C Term Loan and a New Term Loan.

“Term Loan Commitment” means the Tranche C Term Loan Commitment or the New Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.

“Term Loan Maturity Date” means the Tranche C Term Loan Maturity Date and the New Term Loan Maturity Date of any Series of New Term Loans.

“Terminated Lender” as defined in Section 2.23.

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters of Company then last ended.

“Threshold Amount” means $50,000,000.

“Title Company” as defined in Original Section 3.1(g).

“Title Policy” as defined in Original Section 3.1(g).

“Total Assets” means the total assets of Company and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Company or such other Person as may be expressly stated.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

“Tranche C Term Loan” means a Tranche C Term Loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Tranche C Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche C Term Loan and “Tranche C Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche C Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche C Term Loan Commitments as of the Effective Date is $1,179,075,000.

“Tranche C Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche C Term Loans of such Lender; provided, at any time prior to the making of the Tranche C Term Loans, the Tranche C Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche C Term Loan Commitment.

“Tranche C Term Loan Maturity Date” means the earlier of (i) the seventh anniversary of the Closing Date, and (ii) the date that all Tranche C Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Tranche C Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

“Transaction” means, collectively, (a) the Equity Contributions, (b) the Merger, (c) the issuance of the New Notes, (d) the funding of the Original Term Loans on the Closing Date, (e) the consummation of any other transactions in connection with the foregoing, and (f) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Documents” means the Merger Agreement and all other material documents, instruments and certificates contemplated by the Merger Agreement.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, Company or any of its Subsidiaries in connection with the Transaction, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Waivable Mandatory Prepayment” as defined in Section 2.15(c).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Company or the Required Lenders shall so request, the Lenders, Administrative Agent and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1. Term Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Effective Date, a Tranche C Term Loan to Company in an amount equal to such Lender’s Tranche C Term Loan Commitment.

Company may make only one borrowing under the Tranche C Term Loan Commitment which shall be on the Effective Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Tranche C Term Loans shall be paid in full no later than the

Tranche C Term Loan Maturity Date. Each Lender’s Tranche C Term Loan Commitment shall terminate immediately and without further action on the Effective Date after giving effect to the funding of such Lender’s Tranche C Term Loan Commitment on such date.

(b) Borrowing Mechanics for Term Loans. Each Lender shall make its Tranche C Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Effective Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Tranche C Term Loans available to Company on the Effective Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Company.

2.2. Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Borrowers in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to Section 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(ii) Whenever a Borrower desires that Lenders make Revolving Loans, such Borrower shall give notice to Administrative Agent, which may be given by telephone, no later than 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the relevant Borrower shall be bound to make a borrowing in accordance therewith. Each telephonic notice by a Borrower pursuant to this Section 2.2(b) must be confirmed promptly by delivery to Administrative Agent of a fully executed Funding Notice. Neither Administrative Agent nor any Lender

shall incur any liability to any Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a Responsible Officer or other person authorized to borrow on behalf of such Borrower or for otherwise acting in good faith under this Section 2.2(b), and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice a Borrower shall have effected Loans hereunder.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness.

(iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to the relevant Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of such Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by such Borrower.

2.3. Swing Line Loans.

(a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to Borrowers in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Swing Line Loans.

(i) Swing Line Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount.

(ii) Whenever a Borrower desires that Swing Line Lender make a Swing Line Loan, such Borrower shall give notice to Administrative Agent, which may be given by telephone, no later than 1:00 p.m. (New York City time) on the proposed Credit Date. Each telephonic notice by a Borrower pursuant to this Section 2.3(b) must be confirmed promptly by delivery to Administrative Agent of a fully executed Funding Notice.

Neither Administrative Agent nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a Responsible Officer or other person authorized to borrow on behalf of such Borrower or for otherwise acting in good faith under this Section 2.3(b), and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice a Borrower shall have effected Loans hereunder.

(iii) Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to the relevant Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of such Borrower at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by such Borrower.

(iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by the relevant Borrower pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the relevant Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to such Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrowers) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to the relevant Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to such Borrower and shall be due under the Revolving Loan Note issued by such Borrower to Swing Line Lender. Each Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge such Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.

(v) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(vi) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by the Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default.

2.4. Issuance of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of a Borrower and its Subsidiaries in the aggregate amount for all Borrowers and their Subsidiaries up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $25,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; and (v) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) the Revolving Commitment Termination Date and (2) unless otherwise agreed by the Issuing Bank, the date which is one year from the date of issuance of such Letter of Credit. Subject to the foregoing, Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided, Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension.

(b) Notice of Issuance. Whenever a Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least two Business Days, or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).

(c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrowers and Issuing Bank, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Borrowers. Notwithstanding anything to the contrary contained in this Section 2.4(c), Borrowers shall retain any and all rights they may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.

(d) Reimbursement by Borrowers of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the relevant Borrower and Administrative Agent, and such Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless such Borrower shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that such Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, such Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, such Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrowers shall retain any and all rights they may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrowers shall fail for any reason to reimburse Issuing Bank as provided in Section 2.4(d), Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrowers in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of a Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which such Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against such Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between such Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vi) any breach hereof or any other Credit

Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.

(g) Indemnification. Without duplication of any obligation of Borrowers under Section 10.2 or 10.3, in addition to amounts payable as provided herein, each Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit to such Borrower by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

2.5. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the relevant Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the relevant Borrower and such Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that a Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6. Use of Proceeds. The proceeds of the Term Loans made on the Effective Date shall be applied by Company to refinance the Original Term Loans. The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made after the Closing Date shall be applied by Borrowers for working capital and other general corporate purposes (including Permitted Acquisitions) of Holdings and its Subsidiaries. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on each Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or any Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) on behalf of the Borrowers shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by any Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on each Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or any Borrower’s Obligations in respect of any Loan. Each Borrower hereby designates BNP to serve as such Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and each Borrower hereby agrees that, to the extent BNP serves in such capacity, BNP and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Effective Date, or at any time thereafter, each relevant Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Effective Date (or, if such notice is delivered after the Effective Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Tranche C Term Loan, New Term Loan, Revolving Loan or Swing Line Loan, as the case may be.

2.8. Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Tranche C Term Loans and Revolving Loans:

(A) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(B) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin; and

(ii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the relevant Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time. In the event a Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event a Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to each Borrower and each Lender.

(d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) Each Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of such Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(f), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrowers.

2.9. Conversion/Continuation.

(a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrowers shall have the option:

(i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrowers shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan.

(b) The relevant Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the related Borrower shall be bound to effect a conversion or continuation in accordance therewith.

2.10. Default Interest. If any principal of or interest on any Loan or any fee or other amount payable by Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment (and including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand (x) in the case of overdue principal of any Loan, at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to such Loan and (y) in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11. Fees.

(a) Borrowers agree to pay to Lenders having Revolving Exposure:

(i) commitment fees equal to (A) the average of the daily difference between (1) the Revolving Commitments and (2) the aggregate principal amount of (x) all outstanding Revolving Loans plus (y) the Letter of Credit Usage, times (B) the Applicable Revolving Commitment Fee Percentage; and

(ii) letter of credit fees equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (B) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b) Borrowers agree to pay directly to Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.125% per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d) In addition to any of the foregoing fees, Borrowers agree to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.12. Scheduled Amortization of Term Loans. The principal amounts of the Tranche C Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) on each March 31, June 30, September 30 and December 31 of each year (each, an “Installment Date”), commencing September 30, 2006, in an aggregate amount of 0.25% of the aggregate principal amount of Term Loans that would have been outstanding on the Closing Date (assuming for this Section 2.12 only that such Tranche C Term Loans were issued on June 1, 2006 in an amount equal to the Original Term Loans issued under the Original Credit Agreement and that all scheduled amortization payments prior to the Effective Date had been made), with the remaining balance due on the maturity date for such Term Loans; provided, in the event any New Term Loans are made, such New Term Loans shall be repaid on each Installment Date occurring on or after the applicable Increased Amount Date in an amount equal to (i) the aggregate principal amount of New Term Loans of the applicable Series of New Term Loans, times (ii) the ratio (expressed as a percentage) of (A) the amount of all other Term Loans being repaid on such Installment Date and (B) the total aggregate principal amount of all other Term Loans outstanding on such Increased Amount Date.

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche C Term Loans in accordance with Sections 2.13, 2.14 and 2.15, as applicable; and (y) the Tranche C Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Tranche C Term Loan Maturity Date.

2.13. Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time:

(A) with respect to Base Rate Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount;

(B) with respect to Eurodollar Rate Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; and

(C) with respect to Swing Line Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $100,000, and in integral multiples of $100,000 in excess of that amount.

(ii) All such prepayments shall be made:

(A) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;

(B) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

(C) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b) Voluntary Commitment Reductions.

(i) Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(ii) Company’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

2.14. Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales. No later than three Business Days following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrowers shall prepay the Term Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided that so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds (x) within 365 days following receipt of such Net Asset Sale Proceeds or (y) if a Credit Party enters into a legally binding commitment to reinvest such Net Asset Sale Proceeds within 365 days following receipt thereof (and such commitment remains in effect), within 180 days of the date of such legally binding commitment, in assets useful to the business of Holdings and its Subsidiaries (such Net Asset Sale Proceeds so reinvested or committed to be reinvested, “Asset Sale Reinvestment Deferred Amount”).

(b) Insurance/Condemnation Proceeds. No later than three Business Days following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrowers shall prepay the Term Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds (x) within 365 days following receipt of such Net Insurance/Condemnation Proceeds or (y) if a Credit Party enters into a legally binding commitment to reinvest such Net Insurance/Condemnation Proceeds within 365 days following receipt thereof (and such commitment remains in effect), within 180 days of the date of such legally binding commitment, in assets useful to the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof (such Net Insurance/Condemnation Proceeds so reinvested or committed to be reinvested, “Insurance/Condemnation Reinvestment Deferred Amount”).

(c) Issuance of Debt. No later than three Business Days following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.3), Borrowers shall prepay the Term Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.

(d) Consolidated Excess Cash Flow. In the event that (x) there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending June 30, 2007) and (y) the Total Leverage Ratio as of the last day of such Fiscal Year (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.2(b) calculating the Total Leverage Ratio as of the last day of such Fiscal Year) shall be greater than 5:00:1, Borrowers shall, no later than ninety days after the end of such Fiscal Year, prepay the Term Loans in an aggregate amount equal to (i) 50% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments).

(e) Revolving Loans and Swing Loans. Borrowers shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(f) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(d), Company shall deliver to Administrative Agent a certificate of a Responsible Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Company shall subsequently determine that the actual amount received exceeded (an “excess”) or was less than (a “deficit”) the amount set forth in such certificate, (x) in the case of an excess, Company shall promptly make an additional prepayment of the Term Loans and (y) in the case of a deficit which resulted in an overpayment of the Term Loans, the amount of such overpayment shall be credited against the next Installment or Installments payable under Section 2.12, and in each case Company shall deliver to Administrative Agent a certificate of its Responsible Officer demonstrating the derivation of such excess or deficit, as the case may be.

2.15. Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Borrowers in the applicable notice of prepayment; provided, in the event Borrowers fail to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Swing Line Loans to the full extent thereof;

second, to repay outstanding Revolving Loans to the full extent thereof; and

third, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied on a pro rata basis to the remaining Installments of principal.

(b) Application of Mandatory Prepayments. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e), shall be applied to prepay the scheduled Installments of principal of Term Loans as directed by Company.

(c) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event Company is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Tranche C Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which Company is required to make such Waivable Mandatory Prepayment, Company shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Tranche C Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to Company and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify Company and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, Company shall pay to Administrative Agent an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, which shall be applied to prepay the Tranche C Term Loans of such Lenders (which prepayment shall be applied to the scheduled Installments of principal of the Tranche C Term Loans in accordance with Section 2.15(b)). Company shall be entitled to retain an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option, to be used for general business purposes.

(d) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrowers pursuant to Section 2.18(c).

2.16. General Provisions Regarding Payments.

(a) All payments by Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f) Administrative Agent shall deem any payment by or on behalf of Borrowers hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to the relevant Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.2 of the Pledge and Security Agreement.

(h) Notwithstanding the foregoing provisions hereof, any mandatory or voluntary prepayment of the Tranche C Term Loans that results in the prepayment of all, but not less than all, of the outstanding Tranche C Term Loans prior to the one year anniversary of the Effective Date with the proceeds of new term loans (including, without limitation,any replacement term loans) under this Agreement the primary purpose of which is to result in an applicable margin that is less than the Applicable Margin for Tranche C Term Loans as of the Effective Date may only be made if each Tranche C Term Loan Lender is paid a prepayment premium of 1.0% of the principal amount of such Lender’s Tranche C Term Loans.

2.17. Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of a Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by such Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.18. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon so long as such circumstance is continuing (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by a Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by such Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (A) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (B) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by a Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (C) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by a Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, such Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a

Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by any Borrower.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (a) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (ii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of either of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office)

with respect thereto; then, in any such case, Borrowers shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.20. Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender or franchise taxes imposed in lieu of tax on the overall net income) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Borrowers shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for their own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrowers shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the Closing Date (in the case of each Lender listed on the signature pages of the Original Credit Agreement on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the Closing Date or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender, provided, however, that Borrowers shall not be required to increase any such amounts payable to any Lender pursuant to clause (iii) of this Section 2.20(b), that are (A) attributable to such Lender’s failure to comply with the requirements of paragraph (c) of this Section 2.20 or (B) United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrowers with respect to such amounts pursuant to clause (iii) of this Section 2.20(b).

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in

Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Borrowers shall not be required to pay any additional amount to any Non-US Lender under Section 2.20(b)(iii) if such Lender shall have failed (A) to deliver the forms, certificates or other evidence referred to in this Section 2.20(c), or (B) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve any Borrower of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d) Treatment of Certain Refunds. If Administrative Agent or Lender determines, in its reasonable discretion, that it has received a refund of any Tax as to which it has been indemnified by Company or other applicable Credit Party or with respect to which Company or such other applicable Credit Party has paid additional amounts pursuant to this Section 2.20, it shall pay to Company or such other applicable Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Company or such other applicable Credit Party under this Section 2.20 with respect to any Tax giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).

2.21. Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such

Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrowers agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrowers pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(b)(iv) or 2.4(e) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if Borrowers so direct at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if Borrowers so direct at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrowers shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Borrowers of their obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Borrowers may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrowers shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender and the Defaulting Lender shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (A) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (1) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (2) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (3) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (B) on the date of such assignment, Borrowers shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment and (C) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, Company may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Borrowers shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any

Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Notwithstanding the foregoing, this Section 2.23 may only be utilized with respect to a Non-Consenting Lender in respect of any amendment to this Agreement after the Effective Date and prior to the one year anniversary of the Effective Date that has the primary purpose of reducing the Applicable Margin for the Tranche C Term Loans if such Non-Consenting Lender is paid a fee equal to 1.0% of the principal amount of such Lender’s Tranche C Term Loans being replaced and repaid.

2.24. Incremental Facilities.

(a) Company may by written notice to Administrative Agent elect to request (i) prior to the Revolving Commitment Termination Date, an increase to the existing Revolving Commitments (any such increase, the “New Revolving Loan Commitments”) and/or (ii) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), by an amount not in excess of $400,000,000 in the aggregate for all such New Revolving Loan Commitments and New Term Loan Commitments and not less than $50,000,000 individually (or such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between $400,000,000 and all such New Revolving Loan Commitments and New Term Loan Commitments obtained prior to such date), and integral multiples of $10,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Company proposes that the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender” or “New Term Loan Lender”, as applicable) to whom Company proposes any portion of such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or a New Term Loan Commitment. Such New Revolving Loan Commitments or New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (2) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 3.2 shall be satisfied; (3) Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 6.10 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (4) the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrowers, the New Revolving Loan Lender or New Term Loan Lender, as applicable, and Administrative Agent, and each of which shall be recorded in the Register and each New Revolving Loan Lender and New Term Loan Lender shall be subject to the requirements set forth in Section 2.20(c); (5) Borrowers shall make any payments required pursuant to Section 2.18(c) in connection with the New Revolving Loan

Commitments or New Term Loan Commitments, as applicable; and (6) Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(b) On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Loan Commitments, (ii) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

(c) On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to Company (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(d) Administrative Agent shall notify Lenders promptly upon receipt of Company’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Loan Lenders or the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series, as applicable, and (z) in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

(e) The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Tranche C Term Loans. The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. In any event (i) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the final maturity of the Tranche C Term Loans, and (ii) the rate of interest applicable to the New Term Loans of each Series shall be determined by Company and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to effect the provision of this Section 2.24.

2.25. Designated Subsidiary Borrowers.

(a) Company may from time to time designate any Qualified Subsidiary as an additional Designated Subsidiary Borrower for purposes of this Agreement by delivering to Administrative Agent an Election to Participate duly executed on behalf of such Subsidiary and Company in such number of copies as Administrative Agent may request. Administrative Agent shall promptly notify Lenders of its receipt of any such Election to Participate.

(b) Company may at any time terminate the status of any Subsidiary as a Designated Subsidiary Borrower for purposes of this Agreement by delivering to Administrative Agent an Election to Terminate duly executed on behalf of such Subsidiary and Company in such number of copies as Administrative Agent may request. The delivery of such an Election to Terminate shall not affect any obligation of such Subsidiary theretofore incurred under this Agreement or any other Credit Document or any rights of Lenders and Agents against such Subsidiary or against Company in its capacity as guarantor of the obligations of such Subsidiary. Administrative Agent shall promptly notify Lenders of its receipt of any such Election to Terminate.

2.26. Joint and Several Liability.

(a) Joint and Several Liability. All Obligations of Borrowers under this Agreement and the other Credit Documents shall be joint and several Obligations of each Borrower. Anything contained in this Agreement and the other Credit Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany Indebtedness to any other Credit Party or Affiliates of any other Credit Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Credit Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Borrower and other Affiliates of any Credit Party of Obligations arising under Guaranties by such parties.

(b) Subrogation. Until the Obligations shall have been paid in full in Cash, each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against any other Borrower or any other guarantor of the Obligations. Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against any other Borrower, any collateral or security or any such other guarantor, shall be junior and subordinate to any rights Collateral Agent may have against any such other Borrower, any such collateral or security, and any such other guarantor. Borrowers under this Agreement and the other Credit Documents together desire to allocate among themselves, in a fair and equitable manner, their Obligations arising under this Agreement and the other Credit Documents. Accordingly, in the event any payment or distribution is made on any date by any Borrower under this Agreement and the other Credit Documents (a “Funding Borrower”) that exceeds its Obligation Fair Share (as defined below) as of such date, that Funding Borrower shall be entitled to a contribution from each of the other Borrowers in the amount of such other Borrowers’ Obligation Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Borrowers’ Obligation Aggregate Payments (as defined below) to equal its Obligation Fair Share as of such date. “Obligation Fair Share” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the ratio of (x) the Obligation Fair Share Contribution Amount (as defined below) with respect to such Borrower to (y) the aggregate of the Obligation Share Contribution Amounts with respect to all Borrowers, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Borrowers under this Agreement and the other Credit Documents in respect of the Obligations guarantied. “Obligation Fair Share Shortfall” means, with respect to a Borrower as of any date of determination, the excess, if any, of the Obligation Fair Share of such Borrower over the Obligation Aggregate Payments of such Borrower. “Obligation Fair Share Contribution Amount” means, with respect to a Borrower as of any date of determination, the maximum aggregate amount of the Obligations of such Borrower under this Agreement and the other Credit Documents that would not render its Obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided that, solely for purposes of calculating the “Obligation Fair Share Contribution Amount” with respect to any Borrower for purposes of this Section 2.26, any assets or liabilities of such Credit Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or Obligations of contribution hereunder shall not be considered as assets or liabilities of such Borrower. “Obligation Aggregate Payments” means, with respect to a Borrower as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Borrower in respect of this Agreement and the other Credit Documents (including in respect of this Section 2.26 minus (B) the aggregate amount of all payments received on or before such date by such Borrower from the other Borrowers as contributions under this Section 2.26. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Borrower. The allocation among Borrowers of their Obligations as set forth in this Section 2.26 shall not be construed in any way to limit the liability of any Borrower hereunder or under any Credit Document.

SECTION 3. CONDITIONS PRECEDENT

3.1. Effective Date. The obligation of each Lender to make a Credit Extension on the Effective Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Effective Date:

(a) Credit Documents. Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of each Borrower, Holdings and each other Guarantor as of the Effective Date.

(b) Organization Documents; Incumbency. Administrative Agent shall have received (i) copies of each Organization Document executed and delivered by Company; (ii) signature and incumbency certificates of the officers of each Credit Party executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of Company approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Effective Date, certified as of the Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of Company’s jurisdiction of incorporation, organization or formation dated a recent date prior to the Effective Date; provided that, in lieu of delivery of each of the documents or resolutions set forth in this Section 3.1(b), Company may deliver a certificate executed by the President or any Vice President of Company certifying that there have been no material amendments to those documents or resolutions previously delivered to the Administrative Agent on the Closing Date pursuant to Section 3.1(c) of the Original Credit Agreement.

(c) Consent. Administrative Agent shall have received:

(i) written consents from the Lenders (as defined in the Original Credit Agreement) which constitute Requisite Lenders (as defined in the Original Credit Agreement) under the Original Credit Agreement to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (it being agreed that the entering into this Agreement or a Lender Consent Letter by a Lender shall constitute such written consent); and

(ii) reasonably satisfactory evidence that the outstanding principal amount of all Original Term Loans shall have been paid in full with the proceeds of the Tranche C Term Loans or by Company;

(d) Payment of Fees and Expenses. Company shall have paid all accrued reasonable fees and expenses of Administrative Agent, Arrangers and Lenders for which invoices have been presented (including the fees and expenses of counsel for Administrative Agent and the local counsel for Lenders and those fees payable on the Effective Date referred to in Section 2.11(d)).

(e) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Simpson Thacher & Bartlett LLP, special counsel for Credit Parties and (ii) J. Devitt Kramer, in-house counsel for Company, each in the form of Exhibit D and as to such other matters as Administrative Agent may reasonably request, dated as of the Effective Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs each such counsel to deliver such opinions to Agents and Lenders).

(f) Effective Date Certificate. Holdings and Company shall have delivered to Administrative Agent an originally executed Effective Date Certificate, together with all attachments thereto.

3.2. Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Effective Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

(b) Notices. Any Notice shall be executed by a Responsible Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, a Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to a Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of such Borrower or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

Holdings and Company represent and warrant to Agents and Lenders that:

4.1. Existence, Qualification and Power; Compliance with Laws. Each Credit Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization as identified in Schedule 4.1, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.2. Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is a party, and the consummation of the Transaction, are within such Credit Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 6.1), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

4.3. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Credit Document, or for the consummation of the Transaction, (b) the grant by any Credit Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Credit Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Credit Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

4.4. Binding Effect. This Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is party thereto. This Agreement and each other Credit Document constitutes, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

4.5. Financial Statements; No Material Adverse Effect. (a) (i) The Historical Financial Statements fairly present in all material respects the financial condition of Education Management and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein. During the period from June 30, 2005 to and including the Closing Date (but prior to giving effect to the Transaction), there has been (i) no sale, transfer or other disposition by Education Management or any of its Subsidiaries of any material part of the business or property of Education Management or any of its Subsidiaries, taken as a whole and (ii) no purchase or other acquisition by Education Management or any of its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of Education Management and its Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date.

(ii) The unaudited pro forma consolidated balance sheet of Company and its Subsidiaries as at March 31, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of Holdings and its Subsidiaries for the most recent fiscal year, the 9-month period ending on March 31, 2006 and the 12-month period ending on March 31, 2006 (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender prior to the Closing Date, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Transaction, each material acquisition by Education Management or any of its Subsidiaries consummated after March 31, 2006 and prior to the Closing Date and all other transactions that would be required to be given pro forma effect by Regulation S-X promulgated under the Exchange Act (including other adjustments as otherwise agreed between Company and Arrangers). The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by Company to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP the estimated financial position of Holdings and its Subsidiaries as at March 31, 2006 and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(b) Since June 30, 2005, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of Holdings and its Subsidiaries for each fiscal year ending after the Closing Date until the seventh anniversary of the Closing Date (the “Forecasts”), copies of which have been furnished to Administrative Agent prior to the Closing Date in a form reasonably satisfactory to it, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

4.6. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or any Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.7. No Default. Neither Holdings nor any of its Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.8. Ownership of Property; Liens. Each Credit Party and each of its Subsidiaries has good and legal title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 6.1 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.9. Environmental Compliance. (a) There are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as specifically disclosed in Schedule 4.9(b) or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by any Credit Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Credit Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Credit Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Credit Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by any Credit Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any of the Credit Parties and their Subsidiaries at any other location.

(c) The properties owned, leased or operated by Holdings and its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as specifically disclosed in Schedule 4.9(d), neither Holdings nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Credit Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Credit Parties and their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

4.10. Taxes. Except as set forth in Schedule 4.10, Holdings and its Subsidiaries have filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

4.11. ERISA Compliance. (a) Except as set forth in Schedule 4.11(a) or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Internal Revenue Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Internal Revenue Code), whether or not waived; (iii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 4.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

4.12. Subsidiaries; Equity Interests. As of the Effective Date, no Credit Party has any Subsidiaries other than those specifically disclosed in Schedule 4.12, and all of the outstanding

Equity Interests in material Subsidiaries have been validly issued, are fully paid and nonassessable and all Equity Interests owned by a Credit Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 6.1. As of the Effective Date, Schedule 4.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, Company and any other Subsidiary thereof in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Effective Date pursuant to Original Section 3.1(h).

4.13. Margin Regulations; Investment Company Act. (a) No Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans or drawings under any Letter of Credit will be used for any purpose that violates Regulation U of the Board of Governors.

(b) None of Holdings, any Person Controlling Holdings, or any Subsidiary Holdings is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.14. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Credit Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Credit Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, Holdings and Company represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

4.15. Intellectual Property; Licenses, Etc. Each of the Credit Parties and their Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of any Borrower, no IP Rights used by any Credit Party or any Subsidiary thereof in the operation of their respective businesses as currently conducted infringes upon any intellectual property rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of any Borrower, threatened against any Credit Party or Subsidiary thereof, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.16. Solvency. On the Effective Date after giving effect to the transactions contemplated hereby, the Credit Parties, on a consolidated basis, are Solvent.

4.17. Subordination of Junior Financing. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

4.18. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of Holdings, Company or its Subsidiaries pending or, to the knowledge of Holdings or Company, threatened; (b) hours worked by and payment made to employees of each of Holdings, Company or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from any of Holdings, Company or its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

4.19. Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.01) on all right, title and interest of the respective Credit Parties in the Collateral described therein. Except for filings completed prior to the Effective Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

4.20. Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings and Company shall, and shall (except in the case of the covenants set forth in Sections 5.1, 5.2 and 5.3) cause each Subsidiary to:

5.1. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year (beginning with the Fiscal Year ending on June 30, 2007), (i) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; and (ii) with respect to such consolidated financial statements, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to a “going concern” emphasis paragraph or a qualification or disclaimer related to generally accepted accounting principles or generally accepted auditing standards or other material qualification or exception (provided that a paragraph in the audit report emphasizing a change in accounting as the result of new accounting rules promulgated by regulatory bodies such as the Financial Accounting Standards Board, the SEC or the American Institute of Certified Public Accountants shall be permitted);

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year (beginning with the Fiscal Quarter ending on December 31, 2006), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Company as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to audit and normal year-end adjustments and the absence of footnotes;

(c) as soon as available, and in any event no later than sixty (60) days after the end of each Fiscal Year, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.1(a) and 5.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.1 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of Holdings or (B) Company’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (1) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand and (2) to the extent such information is in lieu of information required to be provided under Section 5.1(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to a “going concern” emphasis paragraph or a qualification or disclaimer related to generally accepted accounting principles or generally accepted auditing standards or other material qualification or exception (provided that a paragraph in the audit report emphasizing a change in accounting as the result of new accounting rules promulgated by regulatory bodies such as the Financial Accounting Standards Board, the SEC or the American Institute of Certified Public Accountants shall be permitted).

5.2. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 5.1(a), a certificate of its independent registered public accounting firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 6.10 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b) no later than five (5) days after the delivery of the financial statements referred to in Section 5.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Company and, if such Compliance Certificate demonstrates an Event of Default of any covenant under Section 6.10, any of the Equity Investors may deliver, together with such Compliance Certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 8.3; provided that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of Administrative Agent and the Lenders under any Credit Document;

(c) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or Company files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any material requests or material notices received by any Credit Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Credit Party or of any of its Subsidiaries pursuant to the terms of any New Notes Documentation or Junior Financing Documentation in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to Lenders pursuant to any other clause of this Section 5.2;

(e) together with the delivery of each Compliance Certificate pursuant to Section 5.2(b), (i) a certificate of a Responsible Officer of Company either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes and (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.14;

(f) promptly furnish to Collateral Agent written notice of any change (i) in any Credit Party’s corporate name or (ii) in any Credit Party’s jurisdiction of organization. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents; and

(g) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Credit Party or any Subsidiary, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.1(a) or (b) or Section 5.2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (A) on which Company posts such documents, or provides a link thereto on Company’s website on the Internet at the website address listed on Appendix B; or (B) on which such documents are posted on Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (1) upon written request by Administrative Agent, Company shall deliver paper copies of such documents to Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by Administrative Agent and (2) Company shall notify (which may be by facsimile or electronic mail) Administrative Agent of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Company shall be required to provide paper copies of the Compliance Certificates required by Section 5.2(b) to Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from Administrative Agent and maintaining its copies of such documents.

5.3. Notices. Promptly after obtaining knowledge thereof, notify Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Credit Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Credit Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary, including pursuant to any applicable Environmental Laws or Education Laws or the assertion or occurrence of any noncompliance by any Credit Party or as any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit or any Education Law, or (iv) the occurrence of any ERISA Event.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of Company (x) that such notice is being delivered pursuant to Section 5.3(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action Company has taken and proposes to take with respect thereto.

5.4. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its material obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property.

5.5. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.4 or 6.5 and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.4 or 6.5.

5.6. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make in all material respects necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

5.7. Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Company and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons; and (b) if requested by the Administrative Agent or any Lender through the Administrative Agent, deliver a certificate from Company’s insurance broker(s) in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Holdings and its Subsidiaries to the extent not unduly burdensome for Company. Each such policy of insurance shall (i) name Collateral

Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder.

5.8. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Company will, and will cause each Subsidiary to, comply with (i) all applicable Laws, the violation of which would terminate or materially impair the eligibility of Company or any Subsidiary for participation, if applicable, in student financial assistance programs under Title IV of the Higher Education Act of 1965, as amended, 20 U.S.C.A. § 1070 et seq., where such termination or material impairment would have a Material Adverse Effect, (ii) the federal Truth-in-Lending Act, 15 U.S.C. § 1601 et seq., and all other consumer credit laws applicable to Company or any Subsidiary in connection with the advancing of student loans, except for such laws and regulations the violation of which, in the aggregate, will not result in the assessment of penalties and damages claims against Company or any Subsidiary where such penalties and damage claims would have a Material Adverse Effect, (iii) all statutory and regulatory requirements for authorization to provide post-secondary education in the jurisdictions in which its educational facilities are located, except for such requirements the violation of which will not have a Material Adverse Effect, and (iv) if applicable, all requirements for continuing its accreditations, except for such requirements the violation of which would not have a Material Adverse Effect (including cases where the governing board of the institution in good faith elected to seek or permit the termination of such accreditation which would not have a Material Adverse Effect) (the laws, regulations and requirements referred to in this sentence prior to giving effect to any materiality carve-outs are collectively referred to as the “Education Laws”).

5.9. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, Company or such Subsidiary, as the case may be.

5.10. Inspection Rights. Permit representatives and independent contractors of Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only Administrative Agent on behalf of Lenders may exercise rights of Administrative Agent and Lenders under this Section 5.10 and Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at Company’s expense; provided further that when an Event of Default exists, Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Company at any time during normal business hours and upon reasonable advance notice. Administrative Agent and Lenders shall give Company the opportunity to participate in any discussions with Company’s independent public accountants.

5.11. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

5.12. Subsidiaries. In the event that any Person becomes an Included Domestic Subsidiary of Holdings, (a) promptly cause such Included Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b) and 3.1(e) hereof and Original Sections 3.1(g) and 3.1(h). In the event that any Person becomes a Foreign Subsidiary of Holdings, and the ownership interests of such Foreign Subsidiary are owned by Holdings or by any Included Domestic Subsidiary thereof, Company shall, or shall cause such Included Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(a), and Company shall take, or shall cause such Included Domestic Subsidiary to take, all of the actions referred to in Original Section 3.1(h)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 66% of such ownership interests.

5.13. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Section 5.15 hereof and Original Sections 3.1(g) and 3.1(h) hereto with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets.

5.14. Further Assurances. At any time or from time to time upon the request of Administrative Agent, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of

Holdings and its Subsidiaries and all of the outstanding Equity Interests in Company and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Excluded Subsidiaries).

5.15. Survey of Closing Date Mortgaged Property. Within thirty (30) days after the Closing Date, (i) deliver to Collateral Agent an ALTA survey with respect to any Closing Date Mortgaged Property, dated not earlier than April 10, 1997, certified to Collateral Agent and the relevant Title Company, accompanied by an “affidavit of no change” executed by the surveyor issuing such ALTA survey or the Credit Party owning such Closing Date Mortgaged Property and dated not more than thirty (30) days prior to the Closing Date in form and substance reasonably satisfactory to Collateral Agent and such Title Company, and disclose only such state of facts as shall be reasonably satisfactory to Collateral Agent, and (ii) cause such Title Company to add any endorsements to the Title Policy as Collateral Agent may reasonably request.

SECTION 6. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Holdings and Company shall not, nor shall they permit any of their Subsidiaries to, directly or indirectly:

6.1. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Credit Document;

(b) Liens existing on the Closing Date and listed on Schedule 6.1(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.3, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 6.3;

(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, Company or any Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Company or any material Subsidiary;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(h);

(i) Liens securing Indebtedness permitted under Section 6.3(e); provided that such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases; and provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Company or any material Subsidiary or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 6.2 (i) and (n) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens in favor of Company or a Subsidiary securing Indebtedness permitted under Section 6.3(d);

(o) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 6.3(e), (g) or (h);

(p) any interest or title of a lessor under leases entered into by Company or any of its Subsidiaries in the ordinary course of business;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Company or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(r) Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.2;

(s) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(t) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, Company and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, Company or any Subsidiary in the ordinary course of business;

(u) Liens solely on any cash earnest money deposits made by Holdings, Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v) (i) Liens placed upon the Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 6.3(h) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Subsidiary and any of its Subsidiaries to secure a Guarantee by such Subsidiary and its Subsidiaries of any such Indebtedness incurred pursuant to Section 6.3(h);

(w) ground leases in respect of real property on which facilities owned or leased by Company or any of its Subsidiaries are located;

(x) Liens securing Indebtedness of Qualified Non-Wholly-Owned Subsidiaries and Wholly-Owned Subsidiaries of Company permitted under Section 6.3(t); and

(y) other Liens securing Indebtedness of Company outstanding in an aggregate principal amount not to exceed $35,000,000.

6.2. Investments. Make or hold any Investments, except:

(a) Investments by Company or a Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of Holdings, Company and its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances shall be contributed to Company in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $5,000,000;

(c) Investments (i) by Holdings, Company or any Subsidiary in any Credit Party (excluding any new Subsidiary which becomes a Credit Party), (ii) by any Subsidiary that is not a Credit Party in any other such Subsidiary that is also not a Credit Party, and (iii) by Company or any Subsidiary in (A) any Wholly Owned Subsidiary that is not a Credit Party or (B) any Qualified Non-Wholly-Owned Subsidiary that is not a Credit Party;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 6.1, 6.3, 6.4, 6.5 and 6.6, respectively;

(f) Investments existing or contemplated on the Closing Date and set forth on Schedule 6.2(f) and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment (to the extent such increase is noted on Schedule 6.2(f)) or as otherwise permitted by this Section 6.2;

(g) Investments in Swap Agreements permitted under Section 6.3;

(h) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 6.5;

(i) any Permitted Acquisition, so long as Holdings and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 6.10(a) on a pro forma basis after giving to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.10(c)); provided that for purposes of this Section 6.2(i), the applicable maximum Total Leverage Ratio required by Section 6.10(a) shall be reduced by an amount equal to 0.50:1;

(j) the Transaction;

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Sections 6.6(h) or (i);

(n) so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing and Holdings and its Subsidiaries will be in pro forma compliance with the covenants set forth in Section 6.10, other Investments after the Closing Date that do not exceed (x) if, as of the last day of the immediately preceding Test Period (after giving pro forma effect to such Investment) the Total Leverage Ratio is 4.50:1 or less, $100,000,000 in the aggregate and (y) if, as of the last day of the immediately preceding Test Period (after giving pro forma effect to such Investment) the Total Leverage Ratio is greater than 4.50:1, $50,000,000 in the aggregate, in each case net of any return representing return of capital in respect of any such investment and valued at the time of the making thereof; provided that, such amount shall be increased by (i) the Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.3) that are Not Otherwise Applied and (ii) if, as of the last day of the immediately preceding Test Period (after giving pro forma effect to such Investments) the Total Leverage Ratio is 5.50:1 or less, the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made solely with capital stock of Holdings;

(q) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into Company or merged or consolidated with a Subsidiary in accordance with Section 6.4 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Guarantees by Holdings, Company or any Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(s) Investments in assets useful to the business of Holdings and its Subsidiaries made with any Asset Sale Reinvestment Deferred Amount and Insurance/Condemnation Reinvestment Deferred Amount (each as defined in Section 2.14).

6.3. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of Holdings, Company and any of its Subsidiaries under the Credit Documents;

(b) Indebtedness (including intercompany Indebtedness) outstanding on the Closing Date and listed on Schedule 6.3(b) and any Permitted Refinancing thereof;

(c) Guarantees by Holdings, Company and its Subsidiaries in respect of Indebtedness of Company or any Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Credit Party of any New Note or Junior Financing shall be permitted unless such Credit Party shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of Holdings or any Subsidiary owing to Holdings or any other Subsidiary to the extent constituting an Investment permitted by Section 6.2; provided that (i) all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be subject to the subordination terms set forth in Section 4.4.3 of the Pledge and Security Agreement and (ii) all such Indebtedness of any Credit Party owed to another Credit Party (A) shall be evidenced by the Intercompany Note, which shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement and (B) shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note;

(e) Indebtedness with respect to Capitalized Leases in an aggregate amount, together with the aggregate amount of Indebtedness incurred pursuant to Section 6.3(g), not to exceed at any time an amount equal to the greater of $160,000,000 and 4% of Total Assets;

(f) Indebtedness in respect of Swap Agreements designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) purchase money Indebtedness in an aggregate amount, together with the aggregate amount of Indebtedness incurred pursuant to Section 6.3(e), not to exceed at any time an amount equal to the greater of $160,000,000 and 4% of Total Assets; provided, any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 85% of the aggregate consideration paid with respect to such asset;

(h) (i) the following Indebtedness assumed in connection with Permitted Acquisitions (provided that such Indebtedness is not incurred in contemplation of any such Permitted Acquisition): (x) Indebtedness assumed by Holdings, (y) Indebtedness assumed by Company, provided that such Indebtedness is unsecured and is subordinated to the Obligations on terms no less favorable to the Lenders than the subordination terms set forth in the Senior Subordinated Notes Indenture as of the Closing Date and (z) other Indebtedness assumed by Company and its Subsidiaries in an aggregate amount not to exceed $125,000,000 at any one time outstanding, (ii) Indebtedness incurred by Holdings or Company to finance a Permitted Acquisition, provided that such Indebtedness is unsecured and is subordinated to the Obligations on terms no less favorable to the Lenders than the subordination terms set forth in the Senior Subordinated Notes Indenture as of the Closing Date and (iii) any Permitted Refinancing of the foregoing, provided that with respect to any unsecured and/or subordinated Indebtedness, the Permitted Refinancing thereof shall be similarly unsecured and/or subordinated; provided that, in each case of the foregoing clauses (i), (ii) and (iii), such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof (A) both immediately prior and after giving effect thereto, (1) no Default shall exist or result therefrom and (2) Holdings and its Subsidiaries will be in pro forma compliance with the covenants set forth in Section 6.10, (B) matures after, and does not require any scheduled amortization (other than nominal amortization) or other scheduled payments of principal prior to, the date that is 91 days after the Term Loan Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (C) hereof) and (C) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to Company as the terms and conditions of the New Notes as of the Closing Date; provided that a certificate of a Responsible Officer delivered to Administrative Agent at least five Business Days prior to the assumption or incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Company has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Company within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

(i) Indebtedness representing deferred compensation to employees of Company and its Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness in an aggregate amount not to exceed $15,000,000 at any time consisting of promissory notes issued by any Credit Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by Section 6.6;

(k) Indebtedness incurred by Holdings, Company or its Subsidiaries in any Disposition constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments;

(l) Indebtedness consisting of obligations of Holdings, Company or its Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(n) Indebtedness incurred by Company or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(o) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Company or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(p) unsecured Indebtedness of Holdings (“Permitted Holdings Debt”) (i) that is not subject to any Guarantee by Company or any Subsidiary, (ii) that will not mature prior to the date that is 91 days after the Term Loan Maturity Date, (iii) that has no scheduled amortization or payments of principal (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (v) hereof), (iv) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (A) the date that is five (5) years from the date of the issuance or incurrence thereof and (B) the date that is 91 days after the Term Loan Maturity Date, and (v) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive than those set forth in the Senior Subordinated Notes Indenture as of the Closing Date, taken as a whole (other than provisions customary for senior discount notes of a holding company); provided that a certificate of a Responsible Officer delivered to Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Company has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless Administrative Agent notifies Company within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); provided, further, that any such Indebtedness shall constitute Permitted Holdings Debt only if (1) both before and after giving effect to the issuance or incurrence thereof, no Default shall have occurred and be continuing and (2) Holdings and its Subsidiaries will be in pro forma compliance with the covenants set forth in Section 6.10 (it being understood that any capitalized or paid-in-kind or accreted principal on such Indebtedness is not subject to this proviso);

(q) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(r) Indebtedness in respect of the New Notes and any Permitted Refinancing thereof;

(s) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(t) Indebtedness of Qualified Non-Wholly-Owned Subsidiaries and Wholly Owned Subsidiaries of Company in an aggregate amount not to exceed at any time (x) if, as of the last day of the immediately preceding Test Period (after giving pro forma effect to such Indebtedness) the Total Leverage Ratio is less than 4.50:1, $50,000,000 and (y) otherwise, $25,000,000;

(u) other Indebtedness of Company in an aggregate amount not to exceed at any time $200,000,000; and

(v) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (u) above.

6.4. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary may merge with (i) any Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction); provided that such Borrower shall be the continuing or surviving Person and (y) such merger does not result in any Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia, or (ii) any one or more other Subsidiaries; provided that when any Subsidiary that is a Credit Party is merging with another Subsidiary, a Credit Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Credit Party may merge or consolidate with or into any other Subsidiary that is not a Credit Party and (ii) any Subsidiary (other than a Borrower) may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and its Subsidiaries and if not materially disadvantageous to the Lenders;

(c) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Company or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor or a Borrower, then (i) the transferee must either be a Borrower or a Guarantor or (ii) to the extent constituting an Investment, such Investment must be permitted under Sections 6.2 and 6.3;

(d) so long as no Default exists or would result therefrom, Company may merge with any other Person; provided that (i) Company shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not Company (any such Person, the “Successor Company”), (A) the Successor Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.10 on a pro forma basis after giving effect to such merger or consolidation as of the last day of the Fiscal Quarter most recently ended, (B) the Successor Company shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (C) the Successor Company shall expressly assume all the obligations of Company under this Agreement and the other Credit Documents to which Company is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee shall apply to the Successor Company’s obligations under this Agreement, (E) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Pledge and Security Agreement confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under this Agreement, (F) each mortgagor of a Closing Date Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under this Agreement, and (G) Company shall have delivered to Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, Company under this Agreement;

(e) so long as no Default exists or would result therefrom, any Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 6.2; provided that the continuing or surviving Person shall be a Subsidiary, which together with each of its Subsidiaries, shall have complied with the requirements of Section 5.11;

(f) Holdings and its Subsidiaries may consummate the Merger; and

(g) so long as no Default exists or would result therefrom, a Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.5.

6.5. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Company and its Subsidiaries;

(b) Dispositions of assets that do not constitute Asset Sales;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to Company or to a Subsidiary; provided that if the transferor of such property is a Guarantor or a Borrower (i) the transferee thereof must either be a Borrower or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 6.2;

(e) Dispositions permitted by Sections 6.4 and 6.6 and Liens permitted by Section 6.1;

(f) Dispositions of property pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of after the Closing Date (taken together with the aggregate book value of all property Disposed of pursuant to Section 6.5(k)) shall not exceed $125,000,000;

(g) Dispositions of Cash Equivalents;

(h) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Holdings, Company and its Subsidiaries;

(j) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(k) Dispositions after the Closing Date of property not otherwise permitted under this Section 6.5; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (k) (taken together with the aggregate fair market value of all property Disposed of pursuant to Section 6.5(f)) shall not exceed $125,000,000 and (iii) with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of $3,500,000, Company or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 6.1 and Liens permitted by Section 6.1(s) and clauses (i) and (ii) of Section 6.1(t)); provided, however, that for the purposes of this clause (iii), (A) any liabilities (as shown on Company’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Company or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Company and all of its Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Company or such Subsidiary from such transferee that are converted by Company or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by Company or such Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of 1.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(l) Dispositions listed on Schedule 6.5(l); and

(m) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

provided that any Disposition of any property pursuant to this Section 6.5 (except pursuant to Sections 6.5(e) and except for Dispositions from a Credit Party to another Credit Party), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 6.5 to any Person other than Holdings, Company or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Credit Documents, and Administrative Agent or Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

6.6. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Subsidiary may make Restricted Payments to Company and to other Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to Company and any other Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) Holdings, Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 6.3) of such Person;

(c) so long as no Default shall have occurred and be continuing or would result therefrom, from and after the date Company delivers an irrevocable written notice to the Administrative Agent stating that Company will make Restricted Payments to Holdings that are used by Holdings solely to fund cash interest payments required to be made by Holdings and permitted to be made by Holdings under this Agreement (the “Holdings Restricted Payments Election”), Company may make such Restricted Payments to Holdings;

(d) Restricted Payments made on the Closing Date to consummate the Transaction;

(e) to the extent constituting Restricted Payments, Holdings, Company and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.4 or 6.8 other than Section 6.8(f);

(f) repurchases of Equity Interests in Holdings, Company or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) Holdings may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any such parent of Holdings) by any future, present or former employee or director of Holdings (or any direct or indirect parent of Holdings) or any of its Subsidiaries in connection with the termination of employment, death or disability of such individual pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of Holdings or any of its Subsidiaries;

(h) Company and its Subsidiaries may make Restricted Payments to Holdings:

(i) the proceeds of which will be used to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) the tax liability to each relevant jurisdiction in respect of any tax returns for the relevant jurisdiction of Holdings (or such parent) attributable to Holdings, Company or its Subsidiaries;

(ii) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount, together with loans and advances to Holdings made pursuant to Section 6.2(m) in lieu of Restricted Payments permitted by this sub-clause (ii), not to exceed $1,000,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof) attributable to the ownership or operations of Company and its Subsidiaries;

(iii) the proceeds of which shall be used by Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iv) the proceeds of which shall be used by Holdings to make Restricted Payments permitted by Section 6.6(g);

(v) to finance any Investment permitted to be made pursuant to Section 6.2; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to Company or its Subsidiaries or (2) the merger (to the extent permitted in Section 6.4) of the Person formed or acquired into Company or its Subsidiaries in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Sections 5.12 and 5.13; and

(vi) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement; and

(i) in addition to the foregoing Restricted Payments and so long as no Default shall have occurred and be continuing or would result therefrom, Company may make additional Restricted Payments to Holdings after the Closing Date the proceeds of which may be utilized by Holdings to make additional Restricted Payments, in an aggregate amount, together with the aggregate amount of (1) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made pursuant to Section 6.12(a)(iv) and (2) loans and advances to Holdings made pursuant to Section 6.2(m) in lieu of Restricted Payments permitted by this clause (i), not to exceed the sum of (A) $60,000,000, (B) the aggregate amount of the Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.3) that are Not Otherwise Applied and (C) if the Total Leverage Ratio as of the last day of the immediately preceding Test Period (after giving pro forma effect to such additional Restricted Payments) is 5.50:1 or less, the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied. For the purpose of this Agreement, “Cumulative Excess Cash Flow” means the sum of Consolidated Excess Cash Flow (but not less than zero in any period) for the fiscal year ending on June 30, 2007 and Consolidated Excess Cash Flow for each succeeding and completed fiscal year.

6.7. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Company and its Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

6.8. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Company, whether or not in the ordinary course of business, other than (a) transactions among Credit Parties or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction, (b) on terms substantially as favorable to Holdings, Company or such Subsidiary as would be obtainable by Holdings, Company or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees and expenses related to the Transaction, (d) the issuance of Equity Interests to the management of Company or any of its Subsidiaries in connection with the Transaction, (e) the payment of management and monitoring fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to the Sponsor Management Agreement as in effect on the Closing Date and any Sponsor Termination Fees not to exceed the amount set forth in the Sponsor Management Agreement as in effect on the Closing Date and related indemnities and reasonable expenses, (f) equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests by Holdings permitted under Section 6.6, (g) loans and other transactions by Holdings, Company and its Subsidiaries to the extent permitted under this Section 6, (h) employment and severance arrangements between Holdings,

Company and its Subsidiaries and their respective officers and employees in the ordinary course of business, (i) without limiting Section 6.6(h), payments by Holdings (and any direct or indirect parent thereof), Company and its Subsidiaries pursuant to the tax sharing agreements among Holdings (and any such parent thereof), Company and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of Company and its Subsidiaries, (j) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings, Company and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, Company and its Subsidiaries, (k) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.8 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (l) dividends, redemptions and repurchases permitted under Section 6.6, and (m) customary payments by Holdings, Company and any of its Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings or Company, in good faith.

6.9. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Credit Document) that limits the ability of (a) any Subsidiary of Company that is not a Guarantor to make Restricted Payments to Company or any Guarantor or (b) Company or any other Credit Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of Lenders with respect to the Obligations or under the Credit Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 6.9) are listed on Schedule 6.9 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Company, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary of Company, (iii) arise in connection with any Disposition permitted by Section 6.5 to the extent such Contractual Obligations are in effect prior to the consummation of such Disposition; (iv) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.2 and applicable solely to such joint venture entered into in the ordinary course of business, (v) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.3 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing), (vi) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (vii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 6.3(e) or 6.3(g) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to Section 6.3(g) only, to the Subsidiaries incurring or guaranteeing such Indebtedness, (viii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Company or any Subsidiary, (ix) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (x) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (xi) are required by any applicable Education Laws or any other applicable laws.

6.10. Financial Covenants. (a) Total Leverage Ratio. Permit the Total Leverage Ratio as of the last day of any Test Period (beginning with the Test Period ending on December 31, 2006) to be greater than the ratio set forth below opposite the last day of such Test Period:

Year	March 31	June 30	September 30	December 31
2006	—	—	—	8.25:1
2007	8.00:1	8.00:1	7.75:1	7.75:1
2008	7.25:1	7.25:1	7.00:1	7.00:1
2009	6.75:1	6.75:1	6.25:1	6.25:1
2010	5.75:1	5.75:1	5.25:1	5.25:1
2011	4.75:1	4.75:1	4.25:1	4.25:1
2012	4.00:1	4.00:1	3.50:1	3.50:1
2013	3.50:1	3.50:1	—	—

(b) Interest Coverage Ratio. Permit the Interest Coverage Ratio for any Test Period (beginning with the Test Period ending on December 31, 2006) to be less than the ratio set forth below opposite the last day of such Test Period:

Year	March 31	June 30	September 30	December 31
2006	—	—	—	1.40:1
2007	1.40:1	1.40:1	1.40:1	1.50:1
2008	1.50:1	1.55:1	1.60:1	1.65:1
2009	1.70:1	1.70:1	1.80:1	1.90:1
2010	2.00:1	2.00:1	2.10:1	2.20:1
2011	2.30:1	2.30:1	2.50:1	2.50:1
2012	2.50:1	2.50:1	2.75:1	2.75:1
2013	2.75:1	2.75:1	—	—

(c) Certain Calculations. With respect to any period during which a Permitted Acquisition, an Asset Sale, an Investment or a merger or consolidation has occurred or an Indebtedness is incurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.10, Consolidated EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer or treasurer of Holdings) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

6.11. Accounting Changes. Make any change in fiscal year; provided, however, that Company may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Company and Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

6.12. Prepayments, Etc. of Indebtedness; Amendment of Agreements. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) the Senior Subordinated Notes or any other Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Credit Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if applicable, is permitted pursuant to Section 6.3(h)), to the extent not required to prepay any Loans pursuant to Section 2.14, or of any Indebtedness of Holdings, (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of Company or any Subsidiary to Company or any Subsidiary to the extent permitted by the Collateral Documents and (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount, together with the aggregate amount of (1) Restricted Payments made pursuant to Section 6.6(i) and (2) loans and advances to Holdings made pursuant to Section 6.2(m), not to exceed the sum of (A) the amount of the Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.3) that are Not Otherwise Applied and (B) if, as of the last day of the immediately preceding Test Period (after giving pro forma effect to such prepayments, redemptions, purchases, defeasances and other payments) the Total Leverage Ratio is 5.50:1 or less, the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation or any Organization Document without the consent of the Arrangers.

6.13. Equity Interests of Company and Subsidiaries. Permit any Domestic Subsidiary that is a Subsidiary to be a non-wholly owned Subsidiary, except as a result of or in connection with a dissolution, merger, consolidation or Disposition of a Subsidiary permitted by Section 6.4, 6.5 or an Investment in any Person permitted under Section 6.2.

6.14. Holding Company. In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Equity

Interests of Company, (ii) the maintenance of its legal existence, (iii) the performance of the Credit Documents, the Merger Agreement and the other agreements contemplated by the Merger Agreement , (iv) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by this Section 6 and (v) any transaction that Holdings is permitted to enter into or consummate under this Section 6.

6.15. Capital Expenditures.

(a) Make any Capital Expenditure except for Capital Expenditures not exceeding, in the aggregate for Holdings and its Subsidiaries during each fiscal year set forth below, the sum of (x) the amount set forth opposite such fiscal year and (y) the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied:

Fiscal Year	Amount
2007	$125,000,000
2008	$135,000,000
2009	$145,000,000
2010	$155,000,000
2011	$165,000,000
2012	$175,000,000
2013	$185,000,000

(b) Notwithstanding anything to the contrary contained in clause (a) above, to the extent that the aggregate amount of Capital Expenditures made by Holdings and its Subsidiaries in any fiscal year pursuant to Section 6.15(a) is less than the maximum amount of Capital Expenditures permitted by Section 6.15(a) with respect to such fiscal year, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the two succeeding fiscal years; provided that Capital Expenditures in any fiscal year shall be counted against the base amount set forth in Section 6.15(a) with respect to such fiscal year prior to being counted against any Rollover Amount available with respect to such fiscal year.

6.16. Interest Rate Protection. No later than ninety (90) days following the Closing Date and at all times thereafter until the second anniversary of the Closing Date, Company shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to Administrative Agent and with parties reasonably acceptable to Administrative Agent (which may include any Lender), in order to ensure that no less than 50% of the aggregate principal amount of the total Indebtedness of Holdings and its Subsidiaries then outstanding is either (i) subject to such Interest Rate Agreements or (ii) Indebtedness that bears interest at a fixed rate.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (B) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of a Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors

will upon demand pay, or cause to be paid, in cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for a Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of any Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of any Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i)renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii)request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Swap Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Swap Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Swap Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Swap Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Swap Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Swap Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrowers or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Borrowers. Any Credit Extension may be made to any Borrower or continued from time to time, and any Swap Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of such Borrower at the time of any such grant or continuation or at the time such Swap Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from any Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Credit Documents and the Swap Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of any Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES

8.1. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Credit Document; or

(b) Specific Covenants. Company fails to perform or observe any term, covenant or agreement contained in any of Sections 2.6, 5.3(a) or 5.5(a) (solely with respect to Holdings and Company) or Section 6; provided that any Event of Default under Section 6.10 is subject to cure as contemplated by Section 8.3; or

(c) Other Defaults. Any Credit Party fails to perform or observe any other covenant or agreement (not specified in Section 8.1(a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to Company; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Company or any other Credit Party herein, in any other Credit Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Credit Party or any Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Credit Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Credit Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Credit Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Credit Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Credit Documents. Any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.4 or 6.5) or as a result of acts or omissions by Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party contests in writing the validity or enforceability of any provision of any Credit Document; or any Credit Party denies in writing that it has any or further liability or obligation under any Credit Document (other than as a result of repayment in full of the Obligations and termination of all Commitments), or purports in writing to revoke or rescind any Credit Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. (i) Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 6.4 or 6.5) cease to create a valid and perfected lien, with the priority required by the Collateral Documents, (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.1, except to the extent that any such loss of perfection or priority results from the failure of Administrative Agent or the

Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of Company ceasing to be pledged pursuant to the Pledge and Security Agreement free of Liens other than Liens created by the Pledge and Security Agreement or any nonconsensual Liens arising solely by operation of Law; or

(m) Junior Financing Documentation. (i) Any of the Obligations of the Credit Parties under the Credit Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable.

8.2. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, THEN, (x) upon the occurrence of any Event of Default described in Section 8.1(f), automatically, and (y) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (a) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (b) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (i) the unpaid principal amount of and accrued interest on the Loans, (ii) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (iii) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(v) or Section 2.4(e); (c) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (d) Administrative Agent shall direct Borrowers to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash as reasonable requested by Issuing Bank, to be held as security for such Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding.

8.3. Companys Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 8.1, in the event of any Event of Default under any covenant set forth in Section 6.10 and until the expiration of the tenth (10th) day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, Holdings may engage in a Permitted Equity Issuance to any of the Equity Investors and apply the amount of the Net Cash Proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter; provided that such Net Cash Proceeds (i) are actually received by Company (including through capital contribution of such Net Cash Proceeds by Holdings to Company) no later than ten (10) days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (ii) are Not Otherwise Applied and (iii) do not exceed the aggregate amount necessary to cure such Event of Default under Section 6.10 for any applicable period. The parties hereby acknowledge that this Section 8.3(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 6.10 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

(b) In each period of four fiscal quarters, there shall be at least one (1) fiscal quarter in which no cure set forth in Section 8.3(a) is made. In each period of eight fiscal quarters, there shall be at least four (4) consecutive fiscal quarters in which no cure set forth in Section 8.3(a) is made.

SECTION 9. AGENTS

9.1. Appointment of Agents. Credit Suisse is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Credit Suisse to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents. BNP is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes BNP to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Effective Date, Credit Suisse in its capacity as Syndication Agent shall not have any obligations but shall be entitled to all benefits of this Section 9.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party, any Lender or any person providing the Settlement Service to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any settlement confirmation or other communication issues by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment or a Joinder Agreement and funding its Tranche C Term Loan and/or Revolving

Loans on the Closing Date or by the funding of any New Term Loans or New Revolving Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Loans.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent, Collateral Agent and Swing Line Lender. Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (a) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (b) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any resignation or removal of BNP as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of BNP or its successor as Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. Any resignation or removal of BNP or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of BNP or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Borrowers shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrowers for cancellation, and (iii) Borrowers shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.

9.8. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, each Borrower, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

SECTION 10. MISCELLANEOUS

10.1. Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent, Swing Line Lender or Issuing Bank, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by the Administrative Agent from time to time.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrowers and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and each Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. No Credit Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). If any amounts due under this Section 10.3 shall be have been paid after demand therefor, the applicable Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.3.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date; or

(ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

(iii) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Lenders holding more than 50% of the aggregate Tranche C Term Loan Exposure of all Lenders, Revolving Exposure of all Lenders or New Term Loan Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of Issuing Bank; or

(v) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Each Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof as provided in Section 10.6(d). Each assignment shall be recorded in the Register on the “Effective Date” specified in the applicable Assignment Agreement, prompt notice thereof shall be provided to Company and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Company and Administrative Agent; provided that in the case of any assignment of Revolving Loans or Revolving Commitments to such Person (unless such Person is already a Lender with a Revolving Commitment), such assignment shall require the consent of the Issuing Bank, such consent not to be unreasonably withheld or delayed, and

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Company and Administrative Agent and, in the case of assignments of Revolving Loans, Revolving Commitments or Term Loans to any such Person (except in the case of assignments made by or to BNP), consented to by each of Company, Administrative Agent and, other than in respect of Term Loans, Issuing Bank (each such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Company, required at any time an Event of Default under Section 8.1(a) or (f) shall have occurred and then be continuing); provided, further, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $5,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Tranche C Term Loan or New Term Loans of a Series of the assigning Lender) with respect to the assignment of Term Loans.

(d) Mechanics. Assignments of Term Loans, Revolving Loans and Revolving Commitments by Lenders may be made via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). Each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 10.6. Each assignor Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any transfer of Loans pursuant to the Settlement Service. Assignments and assumptions of Term Loans, Revolving Loans and Revolving Commitments (regardless of whether the Settlement Service is utilized) shall require the execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c). A processing fee of $3,500 will be required to be paid to Administrative Agent in connection with any assignments (other than contemporaneous assignments by or to two or more Related Funds).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (x) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (y) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrowers shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Borrowers agree that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of the applicable Borrower, to comply with Section 2.20 as though it were a Lender. To the extent permitted by the applicable law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(h) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between any Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Swap Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND

SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, PROVIDED THAT EACH CREDIT PARTY AGREES THAT IT SHALL NOT COMMENCE ANY ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT IN THE STATE OF CALIFORNIA; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY

TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Lender shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any pledgee referred to in Section 10.6(h) or any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Swap Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any Agent or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrowers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrowers.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23. Public-Side Lenders. Company and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to Section 5.1 or Section 5.2 or otherwise are being distributed through IntraLinks/IntraAgency or another relevant website (the “Platform”), any document or notice that Holdings has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If Holdings has not indicated whether a document or notice delivered pursuant to Section 5.1 or Section 5.2 contains Nonpublic Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Holdings, its Subsidiaries and their securities.

10.24. Amendment and Restatement.

(a) It is the intention of each of the parties hereto that the Original Credit Agreement be amended and restated so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Original Credit Agreement and that all Indebtedness and Obligations of the Credit Parties hereunder and thereunder shall be secured by the Collateral Documents and that this Agreement does not constitute a novation of the obligations and liabilities existing under the Original Credit Agreement provided that all Loans (other than Original Term Loans which are not being converted into Tranche C Term Loans), Letters of Credit or other Credit Extensions outstanding under the Original Credit Agreement shall continue as Loans, Letters of Credit or other Credit Extensions, as applicable, under this Agreement (and, in the case of Eurocurrency Loans (including any Eurocurrency Loans that are Original Term Loans that shall have been converted into Eurocurrency Loans that are Tranche C Term Loans pursuant to the provisions hereof), with the same Interest Periods as were applicable to such Eurocurrency Loans immediately prior to the Effective Date). Upon the effectiveness of this Agreement in accordance with Section 3.1, each Loan Document that was in effect immediately prior to the Effective Date shall continue to be effective, unless the context requires otherwise . The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Original Credit Agreement made under and in accordance with the terms of Section 10.5 of the Original Credit Agreement. In addition, unless specifically amended hereby, each of the Credit Documents, the Exhibits and Schedules to the Original Credit Agreement shall continue in full force and effect and that, from and after the Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement and all references to the Tranche B Term Loans shall be deemed to refer to the Tranche C Term Loans. It is further agreed and understood that (i) each Continuing Lender shall have become a party hereto by its execution of a Lender Consent Letter, (ii) each Lender with a Revolving Exposure on the Effective Date is deemed to be a party hereto without any further action required of such Lender and (iii) each Agent (other than the Administrative Agent and Collateral Agent) is deemed to be a party hereto without any further action required of such Agent.

(b) (i) Each Lender that executes and delivers a signed Lender Consent Letter will be deemed to have agreed to have committed pursuant to, and subject to the terms and conditions of, this Agreement to convert its Original Term Loans into Tranche C Term Loans on the Effective Date in a like principal amount. By executing the Lender Consent Letter, each Lender agrees to all other provisions of this amendment and restatement and to the conversion of its Original Term Loan to the Company into a Tranche C Term Loan to the Company and the Company will be liable for such Tranche C Term Loans.

(ii) Any Person that has agreed, pursuant to a Lender Consent Letter, to provide a Tranche C Term Commitment in a principal amount in excess of the principal amount of the Original Term Loans that it holds and is converting into Tranche C Term Loans under Section 10.24(b)(i) will be required to fund in Dollars in immediately available funds on the Effective Date such amount pursuant to Section 2.1(a). By executing a Lender Consent Letter, each Person providing a Tranche C Term Commitment shall be deemed to have become a Lender (if not already so deemed) for all purposes hereof.

10.25. Reaffirmation and Grant of Security Interests.

(a) Each Credit Party hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the amendment and restatement of the Original Credit Agreement effected pursuant to this Agreement. Each Credit Party hereby (A) confirms that each Credit Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Credit Documents, the payment and performance of the Obligations, as the case may be, including without limitation the payment and performance of all such Obligations which are joint and several obligations of each grantor now or hereafter existing, and (B) grants to the Collateral Agent for the benefit of the Lenders a continuing lien on and security interest in and to such Credit Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations (whether at stated maturity, by acceleration or otherwise).

(b) Each Credit Party acknowledges and agrees that any of the Credit Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the amendment and restatement of the Original Credit Agreement. Each Credit Party represents and warrants that all representations and warranties contained in the Credit Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

EDUCATION MANAGEMENT LLC

By:	/s/ John R. McKernan, Jr.
Name: John R. McKernan, Jr.
Title: Chairman and Chief Executive Officer

EDUCATION MANAGEMENT HOLDINGS LLC

By:	/s/ John R. McKernan, Jr.
Name: John R. McKernan, Jr.
Title: President and Chief Executive Officer

EDUCATION MANAGEMENT FINANCE CORP.

By:	/s/ John R. McKernan, Jr.
Name: John R. McKernan, Jr.
Title: President and Chief Executive Officer

ARGOSY UNIVERSITY FAMILY CENTER, INC.

BROWN MACKIE HOLDING COMPANY

THE CONNECTING LINK, INC.

EDMC MARKETING AND ADVERTISING, INC.

EDMC AVIATION, INC.

HIGHER EDUCATION SERVICES, INC.

MCM UNIVERSITY PLAZA, INC.

By:	/s/ J. Devitt Kramer
Name: J. Devitt Kramer
Title: Secretary

AID RESTAURANT, INC.

By:	/s/ Simon Lumley
Name: Simon Lumley
Title: President, Secretary and Treasurer

AIH RESTAURANT, INC.

By:	/s/ Larry Horn
Name: Larry Horn
Title: President, Secretary and Treasurer

AIIM RESTAURANT, INC.

By:	/s/ Joseph L. Marzano, Jr.
Name: Joseph L. Marzano, Jr.
Title: President, Secretary and Treasurer

BNP PARIBAS,
as Administrative Agent and as Collateral Agent

By:	/s/
Name:
Title:

By:	/s/
Name:
Title: